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                           December 20, 2022

       James Sullivan
       Chief Financial Officer
       Peraso Inc.
       2309 Bering Dr.
       San Jose, California 95131

                                                        Re: Peraso Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed on December
15, 2022
                                                            File No. 333-268814

       Dear James Sullivan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing